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+--------+                       UNITED STATES
| FORM 3 |            SECURITIES AND EXCHANGE COMMISSION
+--------+                   Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

      Nelson                         Michael                         W.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      200 E. Randolph Drive, Suite 4900
    ----------------------------------------------------------------------------
                                   (Street)

      Chicago                        Illinois                       60601
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

   August 7, 2002
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

--------------------------------------------------------------------------------
4.  Issuer Name AND Ticker or Trading Symbol

   Click Commerce, Inc. (CKCM)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director         [_] 10% Owner

    [X] Officer (give title below)          [_] Other (specify below)

   V.P. Chief Financial Officer and Treasurer
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person

    [_] Form filed by More than One Reporting Person
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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1.   Title of Security (Instr. 4)

   Common Stock
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2.   Amount of Securities Beneficially Owned (Instr. 4)

   250
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3.   Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

   D
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4.   Nature of Indirect Beneficial Ownership (Instr. 5)

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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security (Instr. 4)

   Option to Purchase

   Option to Purchase

   Option to Purchase
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2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable                  Expiration Date

          (1)                             5/1/2010

          (2)                             8/3/2011

          (3)                             8/7/2012
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3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

     Title                             Amount or Number of Shares

   Common Stock                            15,000

   Common Stock                             3,000

   Coomon Stock                           200,000
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4.   Conversion or Exercise Price of Derivative Security

   $11.00

    $6.04

    $0.73
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5.   Ownership Form of Derivative Securities: Direct (D) or Indirect (I)
     (Instr. 5)

         D

         D

         D
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6.   Nature of Indirect Beneficial Ownership (Instr. 5)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




                                /s/ Michael W. Nelson               8/26/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.